Exhibit 10.7

October 16, 2012 Victor P. Krauze	REPLY TO: Adam L. Rosman Group General Counsel Willis Group Holdings PLC One World Financial Center 200 Liberty Street, 7th Floor New York, NY 10281

Direct Line: 212-915-8249 E-mail: adam.rosman@willis.com

Dear Vic:

Following our recent discussions, please consider this letter agreement to be a First Amendment to the April 8, 2011 Offer of Promotion (“Offer of Promotion”), attached to your December 3, 2010 Second Restated Employment Agreement (“Second Restated Employment Agreement”) as Exhibit A. Provided that you sign this First Amendment no later than October 17, 2012 and in consideration for your continued employment with Willis North America Inc. (“Willis”), Willis will agree to amend your Offer of Promotion as follows:

1.	In the event, before December 31, 2013, the Company terminates your employment without Good Cause (as defined in the Offer of Promotion) or you choose to resign for Good Reason as defined below, and provided you sign a full release of any and all potential claims against Willis (and its affiliates), you shall be entitled to the following: (i) twelve-months severance pay and twelve-months COBRA medical benefits, paid over twelve months in equal semi-monthly installments as detailed in your Offer of Promotion; (ii) on or before March 15, 2013, any discretionary amount awarded to you under the Annual Incentive Plan with respect to your 2012 performance and the performance of Willis and Willis Group, Ltd., without retention restrictions, subject to applicable withholdings, (iii) Willis will waive and release any contractual right and/or other legal right Willis may have to seek or require that you repay to Willis any portion of any Willis Retention Award payments that were issued to you at any time before your execution of this First Amendment; (iv) Willis agrees to accelerate the vesting date of the Deferred Compensation Award awarded to you in your May 9, 2009 Deferred Compensation Agreement to vest on your actual termination date; and (v) Willis agrees to accelerate the vesting dates of any earned equity and long-term incentive awards granted through calendar year 2012 to vest on your actual termination date.

2.	For purposes of this First Amendment, “Good Reason” is defined as (i) a material diminution in your status, position, authority, or duties which in your reasonable judgment is materially inconsistent with and has a material adverse impact upon your status, position, authority or duties, (ii) a material reduction in your monthly base salary, (iii) a material breach by Willis of any material provision of your Second Restated Employment Agreement or your Offer of Promotion or, (iv) beginning on April 2, 2013 and ending on December 31, 2013, your dissatisfaction with the strategy, policies or operating procedures adopted by the then Chief Executive Officer for Willis Group Holdings PLC.

Willis Group Holdings PLC Grand Mill Quay Barrow Street Dublin 4 Ireland

Victor P. Krauze

October 16, 2012

3.	By signing below, you agree that all of the severance conditions and terms as detailed in your Offer of Promotion apply to severance as per this First Amendment.

4.	If at the time of your termination of employment, Willis determines that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986 and if you become eligible under your Second Restated Employment Agreement, your Offer of Promotion and/or this First Amendment to receive payments from Willis after your employment has ended, then as and if required by Section 409A, any such payments shall be commenced on or within 30 days following the first business day of the seventh month following your “separation of service” as defined in Section 409A.

5.	If you are entitled to severance under your Second Restated Employment Agreement, your Offer of Promotion and/or this First Amendment and entitled to severance or any severance equivalent (as determined in Willis’s sole and reasonable discretion) pursuant to any other agreement between you and Willis (or any Willis affiliate), by signing below, you understand and agree that severance pursuant to your Second Restated Employment Agreement, your Offer of Promotion and/or this First Amendment shall satisfy any severance obligation as per any other agreement between you and Willis (or any Willis affiliate).

6.	By signing below, you understand and agree that this First Amendment provides additional and material consideration so as to reaffirm your covenants and promises as contained in your Second Restated Employment Agreement and your Deferred Compensation Agreement.

7.	Except as otherwise modified in this First Amendment, the surviving terms and conditions of the Offer of Promotion stand.

Thank you for your continuing contributions to Willis. I trust that this First Amendment comports with our mutual understanding as to all of the terms we have recently discussed. If it does, please sign and date where noted below.

On behalf of Willis Group plc

Adam L. Rosman

Executive Vice President

& Group General Counsel

Victor P. Krauze

October 16, 2012

I, Vic Krauze, sign below to accept my continued employment under the terms and conditions set forth above.

Vic Krauze

Date